CPG FRONTPOINT MULTISTRAT FUND

DISTRIBUTION AGREEMENT

AGREEMENT made as of the 16th day of October 2009 by and between CPG FrontPoint MultiStrat Fund, a Delaware statutory trust that acts as a closed-end investment company, with its principal office and place of business at 12 East 49th Street, New York, New York 10017 (the “Client”), and Foreside Fund Services, LLC, a Delaware limited liability company with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (“Foreside”).

WHEREAS, the Client is registered under the 1940 Act (as defined below) as a closed-end management investment company that issues or intends to issue shares of beneficial interest (the “Shares”);

WHEREAS, the Client desires that Foreside offer, as distributor, the Shares to the public and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement in order to promote the growth of the Client and facilitate the distribution of the Shares;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Client and Foreside hereby agree as follows:

SECTION 1. DEFINITIONS; APPOINTMENT; DELIVERY OF DOCUMENTS

1.1       Frequently Used Defined Terms. As used in this Agreement, the following terms have the following meanings:

(a)	“1933 Act” means the Securities Act of 1933, as amended.
(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.
(c)	“1940 Act” means the Investment Company Act of 1940, as amended.
(d)	“Adviser” means Central Park Advisers, LLC, the adviser to the Client.

(e)        “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

(f)        “Agreement” means this Agreement and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

(g)	“Authorized Person(s)” means the persons described or listed on Schedule 1 hereto.
(h)	“Conduct Rules” means the conduct rules established by FINRA.

(i)        “Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

(j)	“Effective Date” means the date first set forth above.
(k)	“FINRA” means the Financial Industry Regulatory Authority.

(l)        “Foreside” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

(m)      “Governing Body” means, for any entity, the Person or body of Persons governing the operations of the entity under its Organic Documents (for example, if the entity is a corporation, its board of directors).

(n)       “Instruction” means any oral and written notice or statement directing action or inaction, including any such notice or statement transmitted to Foreside (i) in electronic format by machine readable input, electronic mail, CRT data entry or other similar means, or (ii) in person or by telephone, telecopy, vocal telegram or similar means.

(o)       “Law” means any statute, rule and regulation of any governmental authority and applicable judicial or regulatory interpretations thereof including, without limitation, the Conduct Rules.

(p)       “Organic Documents” means, for any entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

(q)	“Parties” means the Client and Foreside.
(r)	“Person” means any natural person or incorporated or unincorporated entity.

(s)        “Prospectus” means the Client’s then-current Prospectus and then-current Statement of Additional Information.

(t)        “Registration Statement” means a registration statement on Form N-2, as from time to time in effect, filed with respect to the Shares under the 1933 Act and the 1940 Act.

(u)       “SEC” means the United States Securities and Exchange Commission and any successor governmental authority.

(v)	“Servicing Agent” has the meaning in Section 2.3.
(w)	“Services” means the services provided by Foreside to the Client set forth in Section 2.4.

(x)       “Services Commencement Date” means (i) if the Registration Statement is effective as of the Effective Date, then such Effective Date; (ii) if such Registration Statement is not effective as of the Effective Date, then the date such Registration Statement is declared effective; or (iii) such other date as may be agreed in writing by the Parties.

(y)	“Shareholder” means any Person that holds Shares of record.

(z)       “Shares” has the meaning set forth in the preamble to this Agreement.

Other capitalized terms used but not defined in this Section 1.1 shall have the meanings set forth in this Agreement.

1.2	Appointment.

The Client hereby appoints Foreside to act as distributor for the period and on the terms set forth in this Agreement, and Foreside hereby accepts such appointment and in connection with such appointment agrees to provide the Services on the terms and conditions set forth in this Agreement, subject to applicable Laws, Organic Documents and the current Registration Statement of the Client.

SECTION 2. OFFERING AND REDEMPTION OF SHARES; FORESIDE’S DUTIES; OTHER RELATED TERMS AND CONDITIONS

2.1	Offering of Shares.

(a)        The Client reserves the right to suspend the offering of Shares at any time in its absolute discretion, and upon notice of such suspension Foreside shall cease to offer Shares.

(b)       The Client, or any agent of the Client designated in writing to Foreside by the Client, shall be promptly advised by Foreside or Servicing Agents of all purchase orders for Shares received by Foreside or such Servicing Agents, and all such subscriptions for Shares obtained by Foreside as agent shall be directed to the Client or its agent for acceptance and shall not be binding until accepted by the Client. The Client, in its discretion, may refuse to accept any order for the purchase of Shares that Foreside or Servicing Agents may tender to it. The Client or its designated agent will confirm orders and subscriptions upon their receipt, will make appropriate book entries and, upon receipt by the Client or its designated agent of payment thereof, will issue such Shares in uncertificated form pursuant to the instructions of Foreside.

(c)        Neither Foreside, any Servicing Agent nor any other person is authorized by the Client to give any information or to make any representations other than as is contained in the Client’s Prospectus or any advertising materials or sales literature specifically approved in writing by the Client or its agents.

(d)       The offers and sales of Shares are to be effected in the manner set forth in the Client’s Registration Statement.

(e)        Foreside is authorized to rely, without investigation, on any representation, certification, averment or other statement made by the Client, the Adviser, a financial intermediary selected by the Adviser and/or the applicable investor in or in connection with any request for a Subscription Agreement (or similar document) or otherwise in connection with a subscription for Shares, and is eligible to invest in the Client.

2.2	Repurchase and Repurchase of Shares.

Outstanding Shares may be tendered for repurchase in the manner set forth in the Prospectus. The Client or its designated agent shall pay the total amount of the tender offer price as set forth in the applicable tender offer documents.

2.3	Servicing Agents.

At the request of the Client, Foreside shall enter into Servicing Agent agreements with securities dealers, depository institutions and other financial intermediaries for the purpose of facilitating the offer and sale of Shares by Shareholders; provided, that the Client shall pre-approve the forms of agreements with Servicing Agents and shall have the right to approve any compensation set forth therein or any material changes from such pre-approved forms. Shares shall be offered by Servicing Agents under the terms set forth in the Prospectus. Within the United States, Foreside shall enter into Servicing Agent agreements only with members in good standing with FINRA or financial intermediaries otherwise exempt from registration as a broker-dealer for receiving transaction based compensation, such as banks and trust companies.

Foreside shall have no obligation to make any payments to any third parties unless (i) Foreside has received a corresponding payment from the Client, the Adviser or from another source as may be permitted by applicable law, and (ii) such corresponding payment has been approved by the Client’s Governing Body.

2.4	Foreside’s Services and Duties; Exclusivity.

(a)        Foreside shall use reasonable best efforts to solicit orders to purchase Shares of the Client upon the terms and conditions contained herein and in the Client’s then current prospectus. Foreside shall devote reasonable time and effort to effect sales of Shares but shall not be obligated to sell any specific number of Shares.

(b)       Foreside shall maintain its registration as a broker-dealer in all States. Foreside will notify the Client immediately if it ceases maintaining registration in advance of any required filing or renewal date.

(c)        In performing its services under this Agreement, Foreside shall conform in all respects with the requirements of all federal and state laws relating to the offer and sale of the Shares.

(d)       Foreside shall assist the Client in entering into agreements with broker-dealers and other financial intermediaries relating to the offer and sale of Shares and the ongoing servicing of the owner thereof.

(e)        Foreside shall track and maintain appropriate information with respect to payments made to Servicing Agents, and pay to such Servicing Agents front-end sales loads (if not deducted from the offering price by a Servicing Agent), and other payments (including payments to such Servicing Agents from the Adviser or its Affiliates) as may be properly disclosed in the Prospectus, and shall make quarterly reports to the Board regarding such payments.

(f)        Foreside shall review, and provide to the Client a summary of its review of all advertising and sales literature for the Client no later than three business days after any routine advertising or sales literature is proposed and received by Foreside’s compliance department, and five business days after any extraordinary advertising or sales literature is proposed and received, and file such material with FINRA or other appropriate regulatory body, as required.

(g)       Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended.

(h)       Neither Foreside, nor any other person acting on behalf of Foreside is authorized to give any information or to make any representations other than as is contained in the Prospectus, or any advertising materials or sales literature specifically approved in writing by the Client or its agents.

(i)        Except as specifically set forth in this Agreement to the contrary, Foreside assumes no responsibility for compliance by the Client with any Laws applicable to the Client with which Foreside has no role in achieving compliance; and, notwithstanding any other provision of this Agreement to the contrary, Foreside assumes no responsibility under this Agreement to the Client or any other Person for compliance by the Client or Foreside with the Laws of any jurisdiction other than those of the United States.

(j)        Nothing contained in this Agreement shall require Foreside to perform any functions or duties on any day other than a day on which the New York Stock Exchange is open for business (a “Business Day”). Functions or duties normally scheduled to be performed on any day that is not a Business Day shall be performed on, and as of, the next Business Day, unless otherwise required by applicable Law.

2.5	Certain Documents; Changes in Law.

(a)        Contemporaneous with the Effective Date, the Client shall deliver to Foreside copies of the following documents: (i) the Client’s Organic Documents; (ii) the Prospectus; and (iii) any relevant policies and procedures adopted by the Client pursuant to Rule 38a-1 of the 1940 Act that are applicable to the services provided by Foreside. The Client shall also deliver to Foreside: (x) a copy of the resolution of the Governing Body appointing Foreside and authorizing the execution and delivery of this Agreement; and (y) any other documents, materials or information that Foreside shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(b)       Client shall deliver to Foreside as soon as is reasonably practical any and all amendments to the documents required to be delivered under Section 2.5(a).

(c)        In the event there is a change in Law related to or affecting the Services, Foreside shall begin performing new service(s) as soon as such change is effective or enforceable. If such new service(s) are materially different or more burdensome than the current level of service(s), the parties shall agree to mutually acceptable policies and procedures for such new service(s).

2.6	Reliance on Instructions, Documents and Advice.

(a)        With respect to the subject matter of this Agreement, Foreside may rely on (i) with respect to any matter, any advice or Instruction that it receives and that it reasonably believes in good faith was transmitted by the Client’s Governing Body or an Authorized Person; or (ii) with respect to any factual matter, any signature, Instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document of or presented by any Person (including any authorized representative(s) of any predecessor service providers to the Client ).

(b)       Notwithstanding any other provisions of this Agreement to the contrary, Foreside shall have no duty or obligation to inquire into (i) the authenticity of any statement, oral or written Instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument that Foreside reasonably believes in good faith to be genuine; or (ii) the authority or lack thereof of any Person to represent or act as an agent for any other Person, provided that Foreside reasonably believes in good faith that such authority exists, and, provided, further, that with respect to Instructions of the Client, Foreside may only rely on Instructions of the Client’s Governing Body or Authorized Persons.

(c)        Foreside may assume that any Instructions are not in any way inconsistent with the Organic Documents, the Prospectus, or any proceeding or resolution of the Client’s Governing Body or the Shareholders of the Client, unless and until Foreside receives written notice to the contrary from the Client’s Governing Body or an Authorized Person, and provided that Foreside makes reasonable inquiry into any instructions if Foreside has doubts regarding the intention of any instructions.

(d)       Absent specific written notice to the contrary, Foreside may assume that Authorized Persons are authorized to deliver instructions relating to all or any matter under this Agreement. The Client’s Governing Body may at any time (i) change the list of Authorized Persons or (ii) limit an Authorized Person’s authority upon delivery of written notice from a representative thereof to Foreside.

(e)        About any matter related to the Client or the Services, Foreside may rely on the advice of the Client or Client’s outside counsel, or the advice of counsel to Foreside; provided that Foreside shall be responsible for all costs related to any such advice of counsel. In the event of any conflict between advice or Instructions Foreside receives from (i) any Authorized Person and (ii) advice from counsel, Foreside may rely on advice from counsel.

(f)        Nothing in this Section 2.6 shall be construed as imposing on Foreside any obligation to seek advice or Instructions, or, subject to Section 4.1(b), to act in accordance with such advice or Instructions if and when received.

2.7	Other Activities.

Foreside may provide services similar to those provided under this Agreement for any other Person on such terms as may be arranged with such Person, and Foreside shall not be required to disclose to the Client any fact or thing that may come to the knowledge of Foreside in the course of so doing.

2.8	Cooperation with Independent Auditors and Counsel.

Foreside shall cooperate with the independent auditor(s) and attorneys of the Client and shall take reasonable action to make all necessary information related to the Services available to such auditors and attorneys for the performance of their duties.

2.9	Certain Responsibilities of the Client. The Client agrees to:

(a)        Comply in all material respects with all applicable provisions of the 1940 Act, the 1933 Act, Conduct Rules and any other Law governing the issuance and sale of Shares or otherwise applicable to the Client.

(b)       Provide, and cause each other agent or service provider to the Client to provide, to Foreside all such information (and in such reasonable medium) that Foreside may reasonably request in connection with the Services and this Agreement.

(c)        Upon request, deliver to Foreside in advance of filing thereof with the SEC any relevant portions of the Registration Statement in order to permit Foreside and its agents to review and comment upon, at Foreside’s discretion, those portions thereof that describe Foreside and Foreside’s duties and obligations under this Agreement, including the indemnity provisions hereof, and the Client shall not make any reference to Foreside and such duties, obligations and indemnities in any Registration Statement without Foreside’s consent, which consent shall not be unreasonably withheld or delayed.

(d)       Upon request, furnish to Foreside copies of all financial statements and other documents to be delivered to shareholders or investors within a reasonable period of time prior to such delivery and shall furnish Foreside copies of all other financial statements, documents and other papers or information which Foreside may reasonably request for use in connection with the distribution of Shares. The Client shall make available to Foreside the number of copies of the Prospectus as Foreside shall reasonably request.

(e)        Take, from time to time, subject to the approval of the Board and any required approval of the Shareholders of the Client, all action necessary to fix the number of authorized Shares (if such number is not limited) and to register the Shares under the 1933 Act, to the end that there will be available for sale the number of Shares as reasonably may be expected to be sold pursuant to this Agreement.

(f)        Execute any and all documents and otherwise use its reasonable efforts to take all actions that may be reasonably necessary to register or qualify Shares for sale under the securities laws of the various states of the United States and other jurisdictions as the Client may approve, and to pay all fees associated with said registration or qualification; provided that the Client shall not be required to register as a broker-dealer or file a consent to service of process in any state or be required to qualify as a foreign corporation or association in any state (which, for the purposes of this Agreement shall mean any of the various states and territories of the United States). Any registration or qualification may be withheld, terminated or withdrawn by the Client at any time in its discretion. The Client agrees to inform Foreside from time to time of the jurisdictions in which the Client or the Administrator (as hereinafter defined) has registered or otherwise qualified shares for sale. Foreside agrees to cooperate with the Client and the Administrator in the registration or qualification of Shares for sale under applicable state securities laws, and in that connection, Foreside shall furnish such information and other material relating to its affairs and activities as may be required by the Client in connection with such registration or qualification.

(g)       Cause the Client’s transfer agent, where necessary or appropriate, to provide Foreside with any information that may be necessary for Foreside to perform its duties under this Agreement.

(h)       Advise Foreside as soon as reasonably possible: (i) of the issuance by the SEC of any stop order suspending the effectiveness of the Client’s Registration Statement or any Prospectus or the initiation of any proceedings for that purpose; or (ii) of the happening of any material event which makes untrue any statement made in the Client’s Registration Statement or which requires the making of a change thereto in order to make the statements therein not misleading.

(i)        Make available to Foreside such number of copies of the Prospectus as Foreside may reasonably request. The Client shall furnish to Foreside copies of all information, financial statements and other papers that Foreside may reasonably request for use in connection with the distribution of Shares.

SECTION 3. RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

3.1	Proprietary Information of Foreside.

The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Foreside on databases under the control and ownership of Foreside or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial importance to Foreside or the third party. The Client agrees to treat all Proprietary Information as proprietary to Foreside and further agrees that it shall maintain as confidential any Proprietary Information, except as may be provided under this Agreement, and that breach by the Client of this confidentiality obligation may cause irreparable injury to Foreside.

3.2	Confidentiality.

(a)        Each Party (for purposes of this Section 3.2, a “Receiving Party”) agrees to keep confidential all information disclosed by the other Party (for purposes of this Section 3.2, a “Disclosing Party”), including, without limitation all forms and types of financial, business, marketing, operations, technical, economic and engineering information of the Disclosing Party, whether tangible or intangible.

(b)       Notwithstanding any provision of this Agreement to the contrary, the Parties agree that the following information shall not be deemed confidential information: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section 3; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

(c)        Notwithstanding any provision of this Agreement to the contrary, Foreside may: (i) provide information to Foreside’s counsel and to Persons engaged by Foreside or the Client to provide services with respect to the Client; (ii) provide information consistent with the procedures that are customary with respect to the Services in the industry; (iii) with the prior written consent of the Client, which consent will not be unreasonably withheld, identify the Client as a client of Foreside for Foreside’s sales and marketing purposes; and (iv) with the prior written consent of the Client, which consent will not be unreasonably withheld, provide such other information concerning the Client as approved by an Authorized Person.

(d)       Foreside acknowledges that certain Shareholder information made available by the Client to Foreside or otherwise maintained by Foreside under this Agreement may be deemed nonpublic personal information under applicable privacy Laws. Foreside agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by Law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of Foreside and the Client; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect such information; and (iv) to cooperate with the Client and provide reasonable assistance in ensuring compliance with such privacy Laws to the extent applicable to either or both of the Parties.

SECTION 4. RESPONSIBILITY OF FORESIDE; INDEMNIFICATION; OTHER LIABILITY-RELATED MATTERS

4.1	Responsibility of Foreside; Limitations.

(a)        Foreside shall be under no duty to take any action under this Agreement except as specifically set forth in this Agreement or as may be specifically agreed to by Foreside and the Client in a written amendment to this Agreement.

(b)       In performing the Services, Foreside (i) shall act in good faith and shall be obligated to exercise care and diligence; and (ii) may, without limiting the generality of any other provision of this Agreement, rely on Instructions, advice and information pursuant to Section 2.6.

(c)        Notwithstanding anything in this Agreement to the contrary, Foreside shall be liable to the Client only for any damages arising out of Foreside’s failure to perform its duties under this Agreement to the extent such damages were caused solely and directly by Foreside’s willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

(d)       Foreside shall not be liable for the delays or errors of Persons that provide services to the Client (other than employees of Foreside).

4.2	Indemnification; Notification of Claims.

(a)        Notwithstanding anything in this Agreement to the contrary, Foreside shall not be responsible for, and the Client shall indemnify and hold harmless Foreside, its employees, directors, officers and managers and any person who controls Foreside within the meaning of section 15 of the 1933 Act or Section 20 of the 1934 Act, (for purposes of this Section 4.2(a), “Foreside Indemnitees”) from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, liabilities and other expenses of every nature and character arising out of or attributable to all and any of the following (for purposes of this Section 4.2(a), a “Foreside Claim”):

(i)        any material action (or omission to act) of Foreside or its agents taken in connection with this Agreement; provided, that such action (or omission to act) is taken in good faith and without willful misfeasance, gross negligence or reckless disregard by Foreside of its duties and obligations under this Agreement;

(ii)       any untrue statement of a material fact contained in the Registration Statement, shareholder reports, sales material, or any materials filed or made public by the Client (as from time to time amended) (all such materials being referred to herein as the “Offering Material”) or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client in connection with the preparation of the Registration Statement or exhibits to the Registration Statement or any Offering Material by or on behalf of Foreside;

(iii)      any material breach of the Client’s agreements, representations, warranties, and covenants in Sections 2.9 and 5.2 of this Agreement; or

(iv)      the reliance on or use by Foreside or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Client or any agent of the Client provided pursuant to Section 2.9(b).

(b)       Foreside will indemnify, defend and hold the Client and its several officers and members of their Governing Bodies and any person who controls the Client within the meaning of section 15 of the 1933 Act or Section 20 of the 1934 Act (collectively, the “Client Indemnitees” and, with the Foreside Indemnitees, an “Indemnitee”), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith), but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon all or any of the following (for purposes of this Section 4.2(b), a “Client Claim” and, with a Foreside Claim, a “Claim”):

(i)        any material action (or omission to act) of Foreside or its agents taken in connection with this Agreement, provided that such action (or omission to act) is not taken in good faith and with willful misfeasance, gross negligence or reckless disregard by Foreside of its duties and obligations under this Agreement;

(ii)       any untrue statement of a material fact contained in the Registration Statement or Offering Materials, any alleged omission of a material fact required to be stated or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client in writing in connection with the preparation of the Registration Statement or Offering Materials by or on behalf of Foreside; or

(iii)      any material breach of Foreside’s agreements, representations, warranties and covenants set forth in Section 2.4 and 5.1 hereof.

(c)        The Client or Foreside (for purpose of this Section 4.2(c), an “Indemnifying Party”) may assume the defense of any suit brought to enforce any Foreside Claim or Client Claim, respectively, and may retain counsel chosen by the Indemnifying Party and approved by the other Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall advise the other Party that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If the Indemnifying Party assumes the defense of any such suit and retains counsel, the other Party shall bear the fees and expenses of any additional counsel that they retain. If the Indemnifying Party does not assume the defense of any such suit, or if the other Party does not approve of counsel chosen by the Indemnifying Party, or if the other Party has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Indemnifying Party, the Indemnifying Party will reimburse any Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that the Indemnitee retains. An Indemnitee shall not settle or confess any claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)       An Indemnitee shall provide notice to the Indemnifying Party of any action brought against an Indemnitee within twenty (20) days after the summons or other first legal process is served, which notice shall refer to the Person or Persons against whom the action is brought; provided that the failure to provide such notice shall not relieve the Indemnifying Party of any liability that it may have to any Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

(e)        The provisions of this section and the parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee and shall survive the sale and redemption of any Shares made pursuant to subscriptions obtained by Foreside. The indemnification provisions of this section will inure exclusively to the benefit of each person that may be an Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

4.3       Other Liability-Related Matters. Notwithstanding anything in this Agreement to the contrary, except as specifically set forth below:

(a)        Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; or elements of nature;

(b)       Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party;

(c)        No affiliate, director, officer, employee, manager, shareholder, partner, agent, counsel or consultant of either Party shall be liable at law or in equity for the obligations of such Party under this Agreement or for any damages suffered by the other Party related to this Agreement;

(d)       Except as set forth in Section 4.2(e), there are no third party beneficiaries of this Agreement;

(e)        Each Party shall have a duty to mitigate damages for which the other Party may become responsible; and

(f)        Each Party agrees promptly to notify the other party of the commencement of any litigation or proceeding of which it becomes aware arising out of or in any way connected with the issuance or sale of Shares.

SECTION 5. REPRESENTATIONS AND WARRANTIES

5.1       Representations and Warranties of Foreside. Foreside represents and warrants to the Client that:

(a)        It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the State of Maine;

(b)       It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its obligations under this Agreement;

(c)        All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement;

(d)       It has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

(e)        This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(f)        The performance by Foreside of its obligations under this Agreement does not and will not contravene any provision of its Organic Documents;

(g)       It is registered under the 1934 Act with the SEC as a broker-dealer, it is a member in good standing of FINRA, it will abide by the rules and regulations of FINRA, and it will immediately notify the Client if any regulatory actions are instituted against it by the SEC or FINRA or its membership in FINRA or registration with any state is terminated or suspended.

5.2       Representations and Warranties of the Client. The Client represents and warrants to Foreside that:

(a)        It is duly organized and existing and in good standing under the laws of the jurisdiction of its organization;

(b)       It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its obligations under this Agreement;

(c)        All requisite corporate or similar proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement.

(d)       This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(e)        With respect to all Shares from time to time being offered for sale to the public, a Registration Statement is currently effective or will be effective at the time of sale, and will remain effective; and all appropriate filings required by Law have been made and will continue to be made;

(f)        It shall not file any amendment to the Registration Statement or Prospectus without giving Foreside reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

(g)       All Offering Material will be, as of the closing date of each sale of Shares in respect of which it is used (a “Closing Date”), true, complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. The Client agrees to advise Foreside immediately of the occurrence of any event or other change which results in the Offering Material containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. The Client recognizes and confirms that Foreside (i) will be using and relying primarily on the information in the Offering Material and information available from generally recognized public sources in performing the services contemplated hereunder without having independently verified the same, (ii) except with respect to information relating to Foreside provided by it to the Client, will not assume responsibility for the accuracy or completeness of such information or of the Offering Material and (iii) will not make any appraisal of any assets of the Client.

(h)       Foreside and Foreside’s counsel shall be furnished with such documents and opinions as Foreside and counsel may reasonably require from time to time for the purpose of enabling Foreside or counsel to pass upon the issuance and sale of Shares as herein contemplated and related proceedings, or to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained; and all proceedings taken by the Client and in connection with the issuance and sale of Shares as herein contemplated shall be satisfactory in form and substance to Foreside and Foreside’s counsel.

(i)        If, at any time after the commencement of the offering of Shares, an event occurs which in the opinion of counsel to the Client requires that the Prospectus be amended or supplemented in order that the Prospectus will not contain any untrue statement of any material fact or omit to state a material fact which in the opinion of such counsel is necessary to make the statements therein not misleading in light of the circumstances under which they are made, the Client will notify Foreside as promptly as practical of the occurrence of such event and prepare and furnish to Foreside copies of an amendment or supplement to the Prospectus, in such reasonable quantities as Foreside may request.

(j)        The Client agrees to advise Foreside as soon as reasonably practical by a notice in writing delivered to Foreside:

(i)        of any request by the SEC for amendments to the registration statement or Prospectus then in effect or for additional information;

(ii)       in the event of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or Prospectus then in effect or the initiation by service of process on the Client of any proceeding for that purpose;

(iii)      of any other event which, in the Client’s opinion, could reasonably be expected to have a material adverse impact upon the offering of Shares or Foreside’s provision of services under this Agreement.

For purposes of this section, informal requests by or acts of the Staff of the SEC shall not be deemed actions of or requests by the SEC unless they would reasonably be expected to have a material negative impact upon the offering of Shares.

SECTION 6. COMPENSATION AND EXPENSES

6.1	Compensation.

(a)        In consideration of Foreside’s services in connection with the distribution of Shares of the Client, Foreside shall be entitled to such compensation as may be agreed upon between Foreside and the Client from time to time.

(b)       Except as specified in Sections 4 and 6, Foreside shall be entitled to no compensation or reimbursement of expenses for the services provided by Foreside pursuant to this Agreement.

(c)        The Client shall be responsible and assumes the obligation for payment of all the expenses of the Client, including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of the Registration Statement and Prospectus (including but not limited to the expense of printing sufficient quantities of the Prospectus for internal compliance, regulatory purposes and for distribution to current shareholders).

(d)       The Client shall bear the cost and expenses (i) of the registration of the Shares for sale under the 1933 Act; and (ii) of the registration or qualification of the Shares for sale under applicable state securities laws.

(e)        Foreside shall pay all expenses relating to Foreside’s broker-dealer qualification. Foreside shall also pay all expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Services.

6.2       Other Compensation. Notwithstanding anything in this Agreement to the contrary, Foreside and its affiliates may, subject to the provisions of the 1940 Act, receive compensation or reimbursement from the Client and the Adviser with respect to any services not included under this Agreement.

SECTION 7. EFFECTIVENESS, DURATION, TERMINATION; ADDITIONAL FUNDS AND CLASSES

7.1	Effectiveness. This Agreement shall become effective on the Effective Date.

No Shares shall be offered by either Foreside or the Client under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Client if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current Prospectus required by Section 10(b)(2) of said 1933 Act is not on file with the SEC; provided, however, that: (a) Foreside will not be obligated to cease offering Shares until it has received from the Client written notice of such events, and (b) nothing contained in this Section 7.1 shall in any way restrict or have an application to or bearing upon the Client’s discretion to repurchase Shares from any shareholder in accordance with the provisions of the Prospectus.

7.2       Duration. This Agreement shall continue in effect with respect to Client for two years following the Effective Date and thereafter shall continue in effect until terminated; provided, that continuance is specifically approved at least annually pursuant to Section 15 of the 1940 Act.

7.3	Termination.

(a)        This Agreement may be terminated at any time without the payment of any penalty (i) by the Client’s Governing Body or by a vote of a majority of the outstanding voting securities of the Client on thirty (30) days’ written notice to Foreside or (ii) by Foreside on thirty (30) days’ written notice to the Client.

(b)       This Agreement shall automatically terminate upon its assignment or upon the termination of Foreside’s membership in FINRA.

7.4       Survival. The provisions of Sections 2.6, 2.8, 3.1, 3.2, 4.2, 4.3, 6.1, 6.2, 7 and 8 shall survive any termination of this Agreement.

SECTION 8. MISCELLANEOUS

8.1       Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties; provided, that the Client may amend Schedule 1 as permitted by Section 2.6(d).

8.2       Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws, principles and rules thereof.

8.3       Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

8.4       Counterparts. This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

8.5       Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and unaffected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

8.6       Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

8.7	Notices and Other Communications; Electronic Records.

(a)        Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Foreside or Client, as the case may be. Notice shall be given to each party at the following addresses:

If to Foreside:

Foreside Fund Services, LLC

Three Canal Plaza

Portland, Maine 04101

Attn: Corporate Counsel

Fax: (207) 553-7151

If to Client:

CPG FrontPoint MultiStrat Fund

12 East 49th Street

New York, New York 10017

Attn: Principal Executive Officer

Fax: (212) 813-1543

(b)       This Agreement and electronic signatures and records delivered and maintained under the Agreement shall be effective to the fullest extent permitted by Law, provided that references in this Agreement to written approval or approval in writing of either Party shall be restricted to a writing executed by a then-current executive officer of such Party. Each Party agrees to maintain a copy of this Agreement and any amendments to this Agreement for its records.

8.8       Interpleader. In the event of a dispute about any funds of the Client held by Foreside from time to time under this Agreement, Foreside or its agents may commence an action in interpleader and pay the disputed funds into a court of competent jurisdiction, and the Client shall reimburse Foreside for its reasonable costs and expenses related to any such action in interpleader.

8.9       Certain Terms. The terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have the meanings ascribed thereto in the 1940 Act.

SECTION 9. ANTI-MONEY LAUNDERING COMPLIANCE

9.1       The Client represents to Foreside that Gemini Fund Services, the Client’s administrator (the “Administrator”), has agreed pursuant to a Services Agreement between the Client and the Administrator that it will provide anti-money laundering services to the Client, and maintain policies and procedures, and related internal controls, with respect thereto. Foreside acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Foreside represents and warrants to the Client that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

9.2       Foreside shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by Foreside with any dealer that is authorized to effect transactions in Shares of the Client.

9.3       Each of Foreside and the Client agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto, if any (“AML Program”). Foreside undertakes that it will grant to the Client and the Administrator and regulatory agencies, reasonable access to copies of Foreside’s AML Program and related books and records pertaining to the Client only. It is expressly understood and agreed that the Client, the Client’s compliance officer and the Administrator shall have no access to Foreside’s AML Program pertaining to other clients of Foreside.

9.4	Delivery of Documents. Foreside agrees to furnish to the Client the following documents:

(a)        A copy of Foreside’s AML Program as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

(b)       A copy of any deficiency letter sent by federal examination authorities concerning Foreside’s AML Program; and

(c)        Periodically, upon request from the Client, a report on Foreside’s AML Program that includes a certification to the Client concerning Foreside’s implementation of, and ongoing compliance with, its AML Program and a copy of any audit report prepared with respect to Foreside’s AML Program.

9.5       Reports. Foreside agrees to provide periodic reports concerning its compliance with Foreside’s AML Program at such times as may be reasonably requested by the Client’s Board.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers or representatives, as of the day and year first above written.

CPG FRONTPOINT MULTISTRAT FUND

By: _________________________________

Print Name: ___________________________

Title: ________________________________

FORESIDE FUND SERVICES, LLC

By: _________________________________

Print Name: ___________________________

Title: ________________________________

List of Schedules and Appendices that are part of this Agreement:

Schedule 1                        Authorized Persons

CPG FRONTPOINT MULTISTRAT FUND

Schedule 1

Authorized Persons

1.	Authorized Persons:

In addition to the officers (including assistant officers) of the Client, the following persons are authorized to give Instructions to Foreside with respect to this Agreement:

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Name	Title

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2.	Change in Authorized Persons

Any change in Authorized Persons shall only be made in accordance with Section 2.6(d) of the Agreement.